EXHIBIT 5.1
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September 17, 2002

BIW Limited
230 Beaver Street
Ansonia, Connecticut 06401



Ladies and Gentlemen:

         We refer to the Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), on behalf of BIW Limited (the "Company"), relating to 60,000 shares of the Company's common stock, no par value per share (the "Shares"), to be issued under the Stock Option Plan for Non-Employee Directors. (the "Plan").

         As counsel for the Company, we have examined such corporate records, other documents, and such questions of law as we have considered necessary or appropriate for the purposes of this opinion and, upon the basis of such examination, advise you that in our opinion, the shares, when issued and paid for under the Plan in accordance with the terms of the Plan, will be legally issued, fully paid and non-assessable.

         The opinion set forth herein is limited to the Business Corporation Act of the State of Connecticut and the federal laws of the United States.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.


         Very truly yours,

         /s/ Wiggin & Dana LLP